Exhibit 99.1

FOR IMMEDIATE RELEASE

Summary: Merger Approved by Mercantile Bankshares Corporation Shareholders

BALTIMORE, MARYLAND, February 27, 2007 — The Special Meeting of Shareholders of Mercantile Bankshares Corporation (“Mercantile”) (NasdaqGS: MRBK) was held this morning at the Radisson Plaza Lord Baltimore Hotel, in Baltimore, Maryland.

By an overwhelming vote, 95.5% of shares voting on the Board of Directors proposal to merge with The PNC Financial Services Group, Inc. (NYSE: PNC), voted in favor of the merger.  Each share of Mercantile common stock will be converted into the right to receive 0.4184 of a share of PNC common stock and $16.45 in cash, without interest. Under the formula set forth in the merger agreement, an aggregate of up to approximately 54.2 million shares of PNC common stock may be issued and $2.13 billion paid in the merger. The value of the stock portion of the merger consideration will fluctuate with the market price of PNC common stock.  It is our expectation that the merger will close in early March 2007.

Mercantile Bankshares Corporation, with more than $17 billion in assets, is a regional multibank financial holding company with headquarters in Baltimore, Maryland. Its member banks serve communities in Maryland, Washington, D.C., Northern Virginia, the Delmarva Peninsula and southern Pennsylvania from a network of 240 offices and more than 255 ATMs. The Investment & Wealth Management division has assets in excess of $43 billion with management responsibility for more than $21 billion. Additional information is available at www.mercantile.com.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

Contact:
David E. Borowy
Investor Relations
410-347-8361
David.Borowy@mercantile.com